Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm in this Amendment No. 3 to the Registration Statement on Form S-1 (including any amendments thereto and the related prospectus) filed by Ascent Energy Inc., to our estimates of reserves and value of reserves and our reports on reserves for the years ended December 31, 2003, 2004 and 2005 and as of June 30, 2006 and to the inclusion of our report for the year ended December 31, 2005 dated March 1, 2006 and our report as of June 30, 2006 dated October 3, 2006 as an appendix to the prospectus included in such registration statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Frederic D. Sewell
Frederic D. Sewell
Chairman and Chief Executive Officer

Houston, Texas

December 4, 2006